Exhibit 4.9


                     STOCK OPTION AGREEMENT

         FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422A
                  OF THE INTERNAL REVENUE CODE
                         PURSUANT TO THE
  FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF SOUTH CAROLINA
        1983 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED


     STOCK OPTION for a total of ______ shares of Common Stock, par value $1.00 per share, of First Federal Savings and Loan Association of South Carolina (the "Association"), which Option is intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986 is hereby granted to _______________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of, the 1983 Stock Option and Incentive Plan, as amended (the "Plan") adopted by the Association which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Option Price. The option price is ______ for each share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this option.

     2. Exercise of Option. This Option shall be exercisable in accordance with provisions of Section 7 of the Plan as follows:

            (i)     Schedule of rights to exercise.

                                   Percentage of Total Shares
Years of Continuous Employment     Subject to Option Which May
After Date of Grant of Option                Be Exercised

     Upon Grant                                   ___%
     1 year but less than 2 years                 ___%
     2 years but less than 3 years                ___%
     3 years but less than 4 years                ___%
     4 years but less than 5 years                ___%
     Over 5 years                                 ___%

     Notwithstanding any provisions in this section, in no event shall this Option be exercisable prior to ratification of the Plan by the Association's stockholders as required by Section 17 of the Plan.

            (ii) Method of Exercise. This Option shall be exercisable by a written notice which shall:

                     (a)    State the election to exercise the
                            Option, the number of shares with
                            respect to which it is being
                            exercised, the person in whose name
                            the stock certificate or certificates
                            for such shares of Common Stock is to
                            be registered, his address and Social
                            Security Number (or if more than one,
                            the names, addresses and Social
                            Security Numbers of such persons);

                     (b)    Contain such representations and
                            agreements as to the holder's
                            investment intent with respect to
                            such shares of Common Stock as may be
                            satisfactory to the Association's
                            counsel;

                     (c)    Be signed by the person or persons
                            entitled to exercise the Option and,
                            if the Option is being exercised by
                            any person or persons other than the
                            Optionee, be accompanied by proof,
                            satisfactory to counsel for the
                            Association, of the right of such
                            person or persons to exercise the
                            Option; and

                     (d)    Be in writing and delivered in person
                            or by certified mail to the Treasurer
                            of the Association.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

            (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this option, the Association may require the person exercising this option to make any representation and warranty to the Association as may be required by any applicable law or regulation.

     3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by him. The terms of this option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     4. Term of Option. This Option may be exercised from the date of this agreement until ________________, and may be exercised during such term only in accordance with the Plan and terms of this Option.

                              FIRST FEDERAL SAVINGS AND LOAN

                              ASSOCIATION OF SOUTH CAROLINA



                              By ________________________________



Date of Grant:  ________      Attest __________________________
(Seal)